LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Resources Connection LLC	Delaware
Names under which Resources Connection LLC does business: Resources Global Professionals; RGP
Veracity Consulting Group, LLC	Virginia
Names under which Veracity Consulting Group, LLC does business: RGP Federal RGP Public Sector
Reference Point LLC	Virginia
Resources Connection Australia Pty Ltd.	Australia
Names under which Resources Connection Australia Pty Ltd. does business: Resources Global Professionals
Resources Global Professionals, Inc.	Canada
Resources Global Enterprise Consulting (Beijing) Co., Ltd.	People’s Republic of China
Resources Global Professionals (HK) Limited	Hong Kong, People’s Republic of China
Resources Global Professionals (Germany) GmbH	Germany
Resources Global Professionals (India) Private Ltd.	India
Resources Global Professionals (Ireland) Ltd.	Ireland
Resources Global Professionals Japan K.K.	Japan
Resources Global Professionals (Korea) Ltd.	South Korea
Resources Connection Mexico S de RL de CV	Mexico
Resources Global Professionals (Europe) B.V.	Netherlands
Resources Management & Finance B.V.	Netherlands
Resources Global Professionals (Singapore) Pte. Ltd.	Singapore
RGP Consulting Sdn. Bhd.	Malaysia
Resources Global Professionals (Switzerland) GmbH	Switzerland
Resources Global Professionals Taiwan Co., Ltd.	Taiwan
Resources Connection (UK) Ltd.	United Kingdom (England and Wales)
Names under which Resources Connection (UK) Ltd. does business: Resources Global Professionals (UK)
CloudGo Pte. Ltd.	Singapore
CloudGo Pty Ltd.	Australia
Resources Global Professionals International Company	Saudi Arabia